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[CREDIT SUISSE/FIRST BOSTON LOGO]

March 8, 2000

Board of Directors
Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010

Dear Sirs and Mesdames:

You have asked us to advise you with respect to the fairness to the Metropolitan Life Insurance Company (the "Acquiror") from a financial point of view of the aggregate consideration to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger (the "Acquisition Agreement"), among Conning Corporation (the "Company"), the Acquiror and CC Merger Sub Inc., an indirect wholly owned subsidiary of the Acquiror (the "Sub"). Pursuant to the Acquisition Agreement, the Acquiror, through Sub, will make a cash tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share of the Company, not already owned by the Acquiror or its affiliates, at a price of $12.50 per share (the "Share Consideration"). Upon the terms and subject to the conditions set forth in the Merger Agreement, following consummation of the Offer, the Company will be merged with the Sub (the "Merger"), the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock of the Company not owned by the Acquiror will be converted into the right to receive the Share Consideration.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as a recent draft of the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that the executed Acquisition Agreement and all of the terms and conditions thereof will conform in all material respects with the draft of the Acquisition Agreement reviewed by us and that the Offer and the Merger will be consummated on the terms described in such draft. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

     With respect to outstanding litigation involving the Company, including litigation relating to the Offer and the Merger, in which significant damages are alleged, you have instructed us to rely solely upon the judgment of the management of the Company and its counsel that the outcome of the litigation will not have a material adverse effect on the financial condition or results of operations of the Company.
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     We have acted as financial advisor to the Acquiror in connection with the
Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     In the past, we have performed and are currently providing certain investment banking services for the Acquiror unrelated to the proposed Offer and Merger, including acting as financial advisor in connection with the Acquiror's proposed demutualization and joint-lead manager in the related initial public offering, for which services we have received and expect to receive customary fees. In connection with the proposed initial public offering of MetLife, Inc., Credit Suisse Group, the ultimate parent of Credit Suisse First Boston Corporation, has agreed in principle that it or its affiliates will purchase, at the initial public offering price, in a private placement from MetLife, Inc., common stock which could represent approximately 4.9% of the total number of shares of MetLife, Inc.'s common stock outstanding upon consummation of the initial public offering and the private placements. In addition, we note that the Vice Chairman of the Acquiror is a member of the Board of Directors of Credit Suisse Group and an officer of the Acquiror is a member of the investment committee of Credit Suisse First Boston International Equity Partners, L.P. The Acquiror is also a limited partner of certain limited partnerships affiliated with Credit Suisse First Boston Corporation.

     In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Offer and the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, tender offer statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent. This opinion does not address the fairness of the consideration to the public minority stockholders.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate consideration to be paid by the Acquiror in the Offer and the Merger is fair to the Acquiror from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION